Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IMPERIALONE CREDIT CORP.
PURSUANT TO SECTIONS 242 AND 245 OF THE GENERAL CORPORATION LAWS OF
THE STATE OF DELAWARE
ImperialOne Credit Corp., incorporated in the State of Delaware on July 30, 2008, hereby amends and restates its Certificate of Incorporation as follows:
ARTICLE I.
          The name of the Corporation shall be Franklin Credit Holding Corporation.
ARTICLE II.
          The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.
ARTICLE III.
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV.
          A. The aggregate number of shares which the Corporation shall have authority to issue is twenty five million (25,000,000), consisting of twenty two million (22,000,000) shares of common stock, par value $.01 per share and three million (3,000,000) shares of undesignated preferred stock, par value $.001 per share (the “Preferred Stock”).
          B. Authority is hereby expressly granted to the Board of Directors (or a committee thereof designated by the Board of Directors pursuant to the Corporation’s By-Laws, as from time to time amended), to issue the Preferred Stock from time to time as Preferred Stock of any series and to declare and pay dividends thereon in accordance with the terms thereof and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of share of such series, and the designations, powers, preferences, and rights (including, without limitation, conversion rights, voting rights and dividends), and the qualifications, limitations, and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

ARTICLE V.
          The Board of Directors shall have the power to adopt, amend or repeal the Corporation’s By-Laws or any provision thereof. The affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to adopt, amend or repeal the Corporation’s By-Laws or any provision thereof. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, the by-laws of the Corporation or any provision at law, the provisions of this Article V shall not be deleted, amended or repealed except by holders of at least two-thirds of the shares then entitled to vote at an election of directors.
ARTICLE VI.
          A. The Corporation shall to the fullest extent permitted by Delaware law, as in effect from time to time (but, in the case of any amendment of the Delaware General Corporation Law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), indemnify each person who is or was a director of the Corporation or of any of its wholly-owned subsidiaries who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, or was or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of the Corporation or of any of its subsidiaries, or is or was at any time serving, at the request of the Corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity (provided that such person’s actions subject to such proceeding were taken in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful), against all expense, liability and loss (including, but not limited to, reasonable out-of-pocket attorneys’ fees, judgments, fines, excise taxes or penalties with respect to any employee benefit plan or otherwise, and amounts paid or to be paid in respect of any settlement approved in advance by the Corporation, which approval shall not be unreasonably withheld) incurred or suffered by such director in connection with such proceeding; provided, however, that, except as provided in Paragraph E of this Article VI, the Corporation shall not be obligated to indemnify any person under this Article VI in connection with a proceeding (or part thereof) if such proceeding (or part thereof) was not authorized by the Board of Directors of the Corporation and was initiated by such person against (i) the Corporation or any of its subsidiaries, (ii) any person who is or was a director, officer, employee or agent of the Corporation or any of its subsidiaries and/or (iii) any person or entity which is or was controlled, controlled by, or under common control with the Corporation or has or had business relations with the Corporation or any of its subsidiaries.
          B. The right to indemnification conferred in this Article VI shall be a contract right, shall continue as to a person who has ceased to be a director of the Corporation or of any of its wholly-owned subsidiaries and shall inure to the benefit of his or her heirs, executors and administrators, and shall include the right to be paid by the Corporation the reasonable out-of-pocket fees and expenses incurred in connection with the defense or investigation of any such proceeding in advance of its final disposition; provided, however, that the payment of such expense in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or former director , and such other reasonable assurance that the Corporation may reasonably require, that such director or former director shall repay all amounts so advanced if it shall ultimately be determined that such director or former director is not entitled to be indemnified by the Corporation.
          C. The Corporation’s obligation to indemnify and to pay reasonable out-of-pocket fees and expenses in advance of the final disposition of a proceeding under this Article VI shall arise, and all rights and protections granted to directors under this Article VI shall vest, at the time of the occurrence of the transaction or event to which any proceeding relates, or at the time that the action or conduct to which any proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when any proceeding is first threatened, commenced or completed.
          D. Notwithstanding any other provision of this First Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, no action by the Corporation, either by amendment to or repeal of this Article VI or the By-laws of the Corporation or otherwise shall diminish or adversely affect any right or protection granted under Paragraphs A through G of this Article VI to any director or former director of the Corporation or of any of its wholly-owned subsidiaries which shall have become vested as aforesaid prior to the date that any such amendment, repeal or other corporate action is taken.
          E. If a claim for indemnification and/or for payment of reasonable out-of-pocket fees and expenses in advance of the final disposition of a proceeding arising under this Article VI is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the reasonable out-of-pocket fees and expenses of prosecuting such claim.
          F. The right to indemnification and the payment of reasonable out-of-pocket fees and expenses incurred in connection with the defense or investigation of a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this First Amended and Restated Certificated of Incorporation, By-laws of the Corporation, insurance policy, agreement, vote of stockholders or disinterested directors or otherwise.
          G. In addition to the persons specified in Paragraph A of this Article VI, the Corporation may also indemnify all other persons to the fullest extent permitted by Delaware law.
          H. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for

any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No amendment to or repeal of this Paragraph H. shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE VII.
          A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and all corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise provided herein or required by law.
          B. Election of directors of the Corporation need not be by written ballot unless the By-laws of the Corporation shall so provide.
          C. The number of directors of the Corporation shall be that number determined in accordance with the By-laws of the Corporation, but in no event less than three. Commencing with the election of directors at the first annual meeting following this First Amended and Restated Certificate of Incorporation becoming effective, the directors shall be divided into three classes designated Class I, Class II and Class III, as nearly equal in number as possible. Class I directors shall be originally elected for a term expiring at the succeeding annual meeting of stockholders, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. At each annual meeting of stockholders, other than the first annual meeting following this First Amended and Restated Certificate of Incorporation becoming effective, successors to the class of directors whose term expires at that annual meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Members of each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal. The persons nominated to classes whose terms expire in 2009, 2010 and 2010 shall be determined by resolution of the Board of Directors (or a nominating committee of the Board of Directors, if so determined by the Board of Directors).
          D. Notwithstanding the foregoing, whenever pursuant to the provisions of Article IV of this First Amended and Restated Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation and any certificate of designations applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VII unless so provided by such terms.

          During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director’s earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.
          E. Except as otherwise required by law, or by this Paragraph D of this Article VII, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from a increase in the number of directors shall have the same remaining terms as that of his predecessor.
          F. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to remove any director whom such holders have the right to elect, and notwithstanding the provisions of this Article VII providing for the classification of the Board of Directors, any director or the entire Board of Directors (including persons elected by directors to fill vacancies in the Board of Directors) may be removed, for cause only, by the holders of at least two-thirds of the shares then entitled to vote at an election of directors.
          G. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, the by-laws of the Corporation or any provision at law, the provisions of this Article VII shall not be deleted, amended or repealed except by holders of at least two-thirds of the shares then entitled to vote at an election of directors.
ARTICLE VIII.
          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Authorized Officer on this 17th day of September, 2008.

IMPERIALONE CREDIT CORP.
By:	/s/ Kevin P. Gildea
Kevin P. Gildea
Authorized Officer